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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


The weighted average number of common and common share equivalents on a primary basis are as follows:

                                                       FOR THE           FOR THE            FOR THE            FOR THE
                                                    THREE MONTHS      THREE MONTHS        NINE MONTHS        NINE MONTHS
                                                        ENDED             ENDED              ENDED             ENDED
                                                     OCTOBER 3,       SEPTEMBER 27,       OCTOBER 3,        SEPTEMBER 27,
                                                        1998              1997               1998               1997
                                                    ------------      -------------       -----------       -------------

Weighted average common shares outstanding           10,742,772        10,726,272         10,742,772         10,503,139

Shares issued from assumed exercise of
     incentive stock options (1) (2)                         --                --                 --                 --

Shares issued from assumed exercise of
     nonqualified stock options (1) (2)                      --                --                 --                 --
                                                    -----------      ------------       ------------       ------------

Weighted average number of common and common
     equivalent shares outstanding as adjusted       10,742,772        10,726,272         10,742,772         10,503,139
                                                    ===========      ============       ============       ============







Income (Loss) from continuing operations            $   140,000      $ (3,289,000)      $ (1,363,000)      $ (8,374,000)

Income from discontinued operations                          --                --                 --            126,000
                                                    -----------      ------------       ------------       ------------

Net Income (Loss)                                       140,000        (3,289,000)        (1,363,000)        (8,248,000)

Dividends on Preferred Stock                                 --                --                 --             81,000
                                                    -----------      ------------       ------------       ------------

Net Income available to (Loss) attributable to
     common stockholders                            $   140,000      $ (3,289,000)      $ (1,363,000)      $ (8,329,000)
                                                    ===========      ============       ============       ============

Earnings (Loss) per common share-basic:

     Income (Loss) from continuing operations       $       .01      $       (.31)      $       (.13)      $       (.80)

     Discontinued operations                                .--               .--                .--                .01
                                                    -----------      ------------       ------------       ------------

Net Income (Loss) per common share-basic            $       .01      $       (.31)      $       (.13)      $      ( .79)
                                                    ===========      ============       ============       ============


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



(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

(2) For the three months and nine months ended October 3, 1998 and September 27, 1997, common shares from assumed exercise of stock options are not presented as they are antidilutive due to net losses or immaterial for all periods presented.


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